EXHIBIT 99.3

PROXY	SOUTHERN MICHIGAN BANCORP, INC. 51 West Pearl Street Coldwater, Michigan 49036 Annual Meeting of Shareholders - May 14, 2009	PROXY

          The undersigned shareholder appoints Danice L. Chartrand and Loren V. Happel, or either of them, each with the power to appoint his or her substitute, attorneys and proxies to represent the shareholder and to vote and act with respect to all shares that the shareholder would be entitled to vote on all matters that come before the annual meeting of shareholders of Southern Michigan Bancorp, Inc. referred to above or any adjournment of that meeting.

          This proxy is solicited on behalf of the Board of Directors. If this proxy is properly executed, the shares represented by this proxy will be voted as specified. If no specification is made, the shares will be voted for election of all nominees named on this proxy as directors. The shares represented by this proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting.
1.	Election of Directors.		Nominees:

	[ ]	FOR all nominees listed	Gregory J. Hull
		(except as indicated below)	Thomas E. Kolassa
Donald J. Labrecque
	[ ]	WITHHOLD AUTHORITY to	Thomas D. Meyer
		vote for all nominees listed	Freeman E. Riddle

Your Board of Directors recommends that you vote FOR all nominees.

(Instruction: To withhold authority for any individual nominee, write that nominee's name in the space provided below.)

IMPORTANT!  PLEASE DATE AND SIGN.
Please sign exactly as your name appears on this proxy. If signing for estates, trusts, or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

Signature X

Signature X

Date	, 2009